Contact: Susan Tomera Angeletti

724-465-4870

TO BE RELEASED

9:15 a.m., Tuesday, September 21, 2004

S&T Bancorp Declares Quarterly Cash Dividend

Indiana, Pennsylvania - The Board of Directors of S&T Bancorp, Inc.
(NASDAQ NMS: STBA) declared a $0.27 per share cash dividend at its regular meeting held September 20, 2004. The dividend is payable on October 25, 2004 to shareholders of record on October 1, 2004 and represents a 3.8 percent increase over the same period last year and a 3.0 percent annualized yield using the September 20, 2004 closing stock price of $35.90.

Headquartered in Indiana, PA, S&T Bank, the principal subsidiary of S&T Bancorp, Inc., operates 49 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $3.0 billion, S&T Bancorp, Inc. stock trades on the NASDAQ National Market System under the symbol STBA.